Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 3 to the Registration Statement on Form S-3 of our report dated November 19, 2003, except for Note 2, Note 4 and Note 13, which are as of May 6, 2004, relating to the financial statements and financial statement schedule, which appears in the Current Report on Form 8-K of Kulicke and Soffa Industries, Inc., dated October 5, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 22, 2004